Exhibit 99.1

Pennsylvania American Water Files Rate Request Driven by More Than $1.2 Billion in Ongoing Investment to Provide Safe, Clean, Reliable Service

Request supports continued infrastructure investments, a new summer wastewater billing adjustment and a renter assistance pilot to expand existing affordability program

MECHANICSBURG, Pa. (Nov. 14, 2025) – Pennsylvania American Water today filed a request with the Pennsylvania Public Utility Commission (PUC) for new rates to support $1.2 billion in ongoing water and wastewater service system investments. The request reinforces the company’s commitment to implementing critical system upgrades and continuing to improve water quality and reliability for its more than 2.4 million people served statewide.

“These investments directly benefit the communities we proudly serve and provide our customers with even more reliable service and improved water quality—from treatment to the tap. It all underscores every employee’s commitment to the health and safety of our customers and the communities we serve,” said Pennsylvania American Water President Justin Ladner.

The proposed rate change will support the company’s plans to invest $1.2 billion through mid-2027 to modernize and strengthen its water and wastewater systems in communities across Pennsylvania. This investment will replace 117 miles of aging water main, continue eliminating lead service lines, and address emerging contaminants such as PFAS in drinking water. The proposed rate change would also support critical wastewater system upgrades, including the replacement of 32 miles of aging sewer main.

Under the company’s proposal, if approved, the typical residential water customer would see an increase of approximately $14 per month. Customers served by sanitary wastewater systems would see an increase of approximately $10 per month. Customers with combined stormwater and wastewater systems would see an increase of approximately $20 per month.

Proposed Rate Adjustment to Reduce Summer Wastewater Charges
As part of the request, Pennsylvania American Water is proposing a Deduct Adjustment, which calculates summertime wastewater charges based on a customer’s average winter water usage when outdoor use is typically low.

The Deduct Adjustment proposal provides a more accurate representation of the water entering the wastewater system, as it excludes seasonal outdoor uses such as lawn watering and car washing.

“This proposed adjustment allows customers to manage summer wastewater charges by accounting for outdoor water use,” continued Ladner. “It’s a change that can lead to real savings for many customers.”

Proposed Utility Assistance Pilot for Low-Income Renters
Additionally, Pennsylvania American Water is seeking permission from the PUC to implement a Renter Assistance Pilot Program (RAPP) to support low-income renters in master-metered buildings who are currently excluded from traditional utility aid. The pilot program would provide quarterly stipends for participating customers in Scranton and Butler, reflecting the company’s existing discount levels.

Pennsylvania American Water remains committed to affordability and offers programs to assist income-eligible customers, including its H2O Help to Others assistance program, budget billing options and flexible payment plans. More details can be found at pennsylaniaamwater.com/H2O.

To learn more about Pennsylvania American Water’s rate filing and the regulatory process behind it, visit pennsylvaniamwater.com/fromtreatmenttotap. For details on infrastructure investments in your community—including upgrades to treatment plants, water mains, and service lines—explore its Infrastructure Investment page.

The PUC review process offers multiple opportunities for customer involvement. Customers can participate through written comments, attendance at public input hearings, and consumer advocacy organizations that participate in the proceedings. All rate changes require PUC approval. If approved, the company’s new rates would take effect in August 2026.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Pennsylvania American Water
Pennsylvania American Water, a subsidiary of American Water, is the largest regulated water utility in the state with 1,200 dedicated employees working to provide safe, clean, reliable and affordable water and wastewater services to approximately 2.4 million people.

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Media Contact:
David Misner
Senior Manager, External Communications
Pennsylvania American Water
717-261-7525
david.misner@amwater.com

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